Exhibit 2

KPMG S.A. Headquarters Tour EQHO 2 avenue Gambetta CS 60055 92066 Paris la Défense Cedex France	Telephone : Telefax : Internet :	+33 (0)1 55 68 86 66 +33 (0)1 55 68 86 60 www.kpmg.fr

Council of Europe

Development Bank

(CEB)

External Auditor’s Report on the

Financial Statements

Period ending 31 December 2016

Council of Europe Development Bank (CEB)

55, avenue Kléber

75116 Paris

This report contains 54 pages

Reference: PB-17-1-07

KPMG S.A. A French limited liability entity and a member firm of the KPMG Network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.

Société anonyme d’expertise

comptable et de commissariat

aux comptes à directoire et

conseil de surveillance.

Inscrite au Tableau de l’Ordre à

Paris sous le n° 14-30080101 et

à la Compagnie Régionale des

Commissaires aux Comptes de Versailles.

Headquaters : KPMG S.A. Tour EQHO 2 avenue Gambetta 92066 Paris La Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417

KPMG S.A. Headquarters Tour EQHO 2 avenue Gambetta CS 60055 92066 Paris la Défense Cedex France	Telephone : Telefax : Internet :	+33 (0)1 55 68 86 66 +33 (0)1 55 68 86 60 www.kpmg.fr

Council of Europe Development Bank (CEB)

Registered office: 55, avenue Kléber

75116 Paris

External Auditors’ Report on the Financial Statements

Period ending 31 December 2016

To the Members of the Governing Board and Administrative Council of the Council of Europe Development Bank (CEB),

A - Opinion

We have audited the accompanying financial statements of the Council of Europe Development Bank (“the Bank”) which comprise the balance sheet as at 31 December 2016 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes as set out in notes A to S.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Bank as at 31 December 2016, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as adopted for use by the European Union.

B - Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the ethical requirements that are relevant to our audit of the financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG S.A. A French limited liability entity and a member firm of the KPMG Network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.

Société anonyme d’expertise

comptable et de commissariat

aux comptes à directoire et

conseil de surveillance.

Inscrite au Tableau de l’Ordre à

Paris sous le n° 14-30080101 et

à la Compagnie Régionale des

Commissaires aux Comptes de Versailles.

Headquaters : KPMG S.A. Tour EQHO 2 avenue Gambetta 92066 Paris La Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417

Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements 28 February 2017

C - Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

C1 - Impairment of loans

Refer to note A 2.4 and note B 1 to the financial statements

The key audit matter

The impairment of loans is estimated by management on the basis of key financial indicators and through the exercise of judgement and assumptions.

Due to the significance of loans and the related estimation uncertainty, this is considered a key audit matter.

How the matter was addressed in our audit

We assessed the Bank’s process of credit risk monitoring. We inspected the credit risk documentation (quarterly report on risk management) to evaluate whether credit risk is monitored appropriately.

C2 - Valuation of Available-for-sale financial assets and derivatives

Refer to note A 2.4, A 2.6 and E to the financial statements

The key audit matter

The determination of the value of financial instruments at fair value and of their possible impairment requires the application of valuation techniques which often involve the exercise of judgement by management and the use of assumptions and estimates.

Due to the significance of those financial instruments and the related estimation uncertainty, this is considered a key audit matter.

How the matter was addressed in our audit

We assessed the Bank’s process related to the determination of the fair value of bonds available for sale, interest-rate swaps and currency-rate swaps, and the methodology implemented by the Bank to check market prices in liquid markets or to model fair valuation.

Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements 28 February 2017

We compared the valuation of fair values for bonds available for sale to market prices available and assessed their classification according to the three levels of fair value at year end.

Using specific thresholds, we analyzed individual bonds available for sale, with a loss in value at year end compared to the purchase price, in order to assess whether additional impairment was necessary.

We compared the valuation of swaps to external information prepared by the counterparties. We also assessed whether swaps not recognized as hedges had been correctly valued at fair value through profit and loss.

C3 - IT systems and related internal controls over financial reporting:

The key audit matter

The Bank’s financial reporting systems are heavily dependent on complex IT systems and related internal controls. Due to the risk that those internal controls may not be designed, implemented or operating effectively, this is considered a key audit matter.

How the matter was addressed in our audit

We carried out an assessment of the internal controls over the IT Systems relevant to financial reporting. This assessment included updating our understanding of the IT strategy and the organization of the IT department, updating our understanding of the application landscape of the Bank’s IT Systems relevant to financial reporting and performing tests of design and operating effectiveness of key IT General Controls for the Core Integrated Banking System (general accounting and financial projects) on access to programs and data, program change management and computer operations.

D - Other Information

Management is responsible for the other information. The other information comprises the Key Figures and the Financial Summary included in the Financial Report, but does not include the financial statements and our auditors’ report thereon, which we obtained prior to the date of this auditors’ report, and the Report of the Governor (excluding the Key Figures and the Financial Summary), which is expected to be made available to us after that date.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements 28 February 2017

If, based on the work we have performed on the other information that we have obtained prior to the date of this auditors’ report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

When we read the Report of the Governor (excluding the Key Figures and the Financial Summary), if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

E - Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS as adopted for use by the European Union, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

F - Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements 28 February 2017

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements 28 February 2017

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Paris La Défense, 28 February 2017

KPMG S.A.

/S/ PASCAL BROUARD
Pascal Brouard Partner

Exhibit 2

FINANCIAL STATEMENTS 2016

FINANCIAL STATEMENTS 2016

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through four major sectoral lines of action, namely the strengthening of social integration, management of the environment, supporting public infrastructure with a social vocation and supporting micro, small and medium-size enterprises.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with Administrative Council Resolution 1562 (2013), each of these four action lines involves the following fields:

•	Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at an operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and improving living conditions in urban and rural areas.

•	Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

•	Supporting public infrastructure with a social vocation

To support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable economic and social growth, promoting individual fulfilment and collective well-being.

•	Supporting micro-, small and medium sized enterprises

The CEB finances micro, small and medium-sized enterprises (MSMEs) for the prime purpose of promoting the creation and preservation of viable jobs by facilitating access to credit. Such loans are also aimed at entities exercising craft activities or family enterprises engaged in regular economic activity.

FINANCIAL STATEMENTS 2016

Balance sheet

		In thousand euros
	Notes	31/12/2016	31/12/2015

Assets
Cash in hand, balances with central banks		648,960	476,467
Financial assets at fair value through profit or loss	C	1,480,046	1,743,238
Hedging derivative instruments	C	895,455	893,898
Available-for-sale financial assets		3,554,497	3,571,468
Loans and advances to credit institutions and to customers
Loans	G	14,093,830	13,415,871
Advances	G	2,428,053	2,293,859
Financial assets held to maturity		2,447,790	2,669,603
Tangible and intangible assets	H	48,693	46,498
Other assets	I	5,441	5,523

Total assets		25,602,765	25,116,425

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss	C	253,021	123,236
Hedging derivative instruments	C	620,783	546,063
Amounts owed to credit institutions and to customers	J	178,536	229,831
Debt securities in issue	J	20,063,689	19,530,246
Other liabilities	I	1,378,930	1,688,395
Social Dividend Account	K	63,143	60,610
Provisions	L	232,762	226,548

Total liabilities		22,790,864	22,404,929

Equity
Capital	M
Subscribed		5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)

Called		612,417	612,417
General reserve		2,149,595	2,029,558
Net profit		104,926	127,037

Total capital, general reserve and net profit		2,866,938	2,769,012
Gains or losses recognised directly in equity		(55,037)	(57,516)

Total equity		2,811,901	2,711,496

Total liabilities and equity		25,602,765	25,116,425

FINANCIAL STATEMENTS 2016

Income statement

		In thousand euros
	Notes	2016	2015

Interest and similar income
Available-for-sale financial assets		1,931	10,996
Loans and advances to credit institutions and to customers		41,550	71,070
Financial assets held to maturity		85,072	92,209

Interest expenses and similar charges
Amounts owed to credit institutions and to customers		3,134	1,695
Debt securities in issue		32,949	(5,061)
Other interest expenses and similar charges		(4,489)	(3,949)

Interest margin	N	160,147	166,960

Net gains or losses from financial instruments at fair value through profit or loss	P	(6,079)	8,695
Net gains or losses from available-for-sale financial assets		48	47
Commissions (income)		1,021	1,051
Commissions (expenses)		(1,707)	(1,840)

Net banking income		153,430	174,913

General operating expenses	Q	(45,691)	(45,009)
Depreciation and amortisation charges of fixed assets	H	(2,906)	(2,867)

Gross operating income		104,833	127,037

Cost of risk	R	93

Net profit		104,926	127,037

FINANCIAL STATEMENTS 2016

Statement of comprehensive income

	In thousand euros
	2016	2015

Net profit	104,926	127,037

Items that may be reclassified to income statement	(7,557)	10,363
Changes in value of available-for-sale financial assets	(7,557)	10,363

Items that will not be reclassified to income statement	10,036	28,622
Changes in actuarial differences related to the pension scheme	(903)	23,373
Changes in actuarial differences related to the other post-employment benefits	10,939	5,249

Total other elements of comprehensive income	2,479	38,985

Comprehensive income	107,405	166,022

Statement of changes in equity

						In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 1 January 2015	612,417	2,029,558	2,641,975	18,145	(114,646)	(96,501)	2,545,474

Net profit 2015		127,037	127,037				127,037
Changes in value of assets and liabilities recognised directly in equity				10,363	28,622	38,985	38,985

Equity as at 31 December 2015	612,417	2,156,595	2,769,012	28,508	(86,024)	(57,516)	2,711,496

Appropriation of profit for the 2015 financial year		(7,000)	(7,000)				(7,000)
Net profit 2016		104,926	104,926				104,926
Changes in value of assets and liabilities recognised directly in equity				(7,557)	10,036	2,479	2,479

Equity as at 31 December 2016	612,417	2,254,521	2,866,938	20,951	(75,988)	(55,037)	2,811,901

FINANCIAL STATEMENTS 2016

Statement of cash flows

		In thousand euros
For the year ended 31 December		2016	2015

	Net profit	104,926	127,037
+/-	Depreciation charges of tangible and intangible assets	2,906	2,867
+/-	Net loss/net profit from investing operations	17,095	18,948
+/-	Change in interest receivable	3,012	48,743
+/-	Change in interest payable	1,499	(41,469)
+/-	Other movements	19,470	4,051

	Total of non-monetary items included in the result	43,983	33,140

+	Reimbursements related to operations with credit institutions and customers	1,376,269	1,387,846
-	Disbursements related to operations with credit institutions and customers	(3,513,016)	(1,869,822)
+	Reimbursements related to other operations affecting financial assets or liabilities	4,732,300	4,539,439
-	Disbursements related to other operations affecting financial assets or liabilities	(4,543,306)	(2,049,604)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	1,212	(9,158)

	Net cash flows from assets and liabilities resulting from operating activities	(1,946,541)	1,998,702

	Total net cash flows from operating activities (a)	(1,797,632)	2,158,880

+	Reimbursements related to financial assets held to maturity	204,277	191,169
-	Disbursements related to financial assets held to maturity		(59,119)
+/-	Cash flows related to tangible and intangible assets	(5,101)	(3,196)

	Total net cash flows from investing operations (b)	199,176	128,854

+/-	Cash flows from or to member states	4,747	(2,108)
+	Reimbursements related to debt securities in issue	6,863,080	5,116,570
-	Disbursements related to debt securities in issue	(6,386,554)	(7,136,716)

	Total net cash flows from financing operations (c)	481,273	(2,022,255)

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	216	2,098

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(1,116,967)	267,577

	Cash and cash equivalents at the beginning of the financial year	2,770,643	2,503,066
	Cash in hand, balances with central banks	476,467	203,897
	Advances repayable on demand and term deposits with credit institutions	2,294,177	2,299,169
	Cash and cash equivalents at the end of the financial year	1,653,676	2,770,643
	Cash in hand, balances with central banks	648,960	476,467
	Advances repayable on demand and term deposits with credit institutions	1,004,717	2,294,176

	Changes in cash and cash equivalents	(1,116,967)	267,577

FINANCIAL STATEMENTS 2016

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1. Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded.

The entry into force of standards with mandatory application after 1 January 2016 had no impact on the financial statements as at 31 December 2016. The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional in 2016.

1.2 Accounting standards issued but not yet effective

The IASB has published new standards, interpretations and amendments, not all of which were adopted by the European Union as of 31 December 2016. The CEB is concerned with the following standards:

IFRS 9 “Financial Instruments”

IFRS 9 represent a revision of IAS 39. IFRS 9 defines new principles for the classification and measurement of financial instruments, introduces a new methodology for the impairment of credit risks of financial assets and revises the treatment of hedging operations, with the exception of macro-hedging operations for which a separate draft standard is currently being considered by the IASB.

IFRS 9 was adopted by the European Union on 22 November 2016 and is applicable as from 1 January 2018.

The CEB has set up a project committee in charge of the different aspects of the standard. This committee brings together the heads of the Risk & Control and Information Technology departments. The analysis of the three parts of the standard is currently being finalised. Necessary developments and adaptations of the Bank’s information systems were carried out in 2016 and will be finalised in 2017.

At this stage of the project, the quantitative consequences of the application of this standard cannot yet be estimated.

IFRS 15 “Revenue from Contracts with Customers”

This standard defines the revenue recognition principles applicable to all contracts with customers, with the exception of leases, insurance contracts, financial instruments and guarantees. The analysis of the standard and its effects is ongoing. The CEB does not anticipate the application of this standard to have a significant impact.

IFRS 15 was adopted by the European Union on 22 September 2016 and is applicable as from 1 January 2018.

1.3 Use of estimates

Within the context of IFRS application, the main area requiring judgment and value assessment relates to credit risk. Except for these aspects, the CEB’s nature of operations do not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

The financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities, which are accounted for at fair value. The main accounting principles applied by the CEB are summarised below.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the income statement.

FINANCIAL STATEMENTS 2016

2.2. Loans and advances to credit institutions and to customers

The category “Loans and advances to credit institutions and to customers” consists of non-derivative financial assets with fixed or determinable payments non-quoted on an active market and that are nor held for trading, neither intended to be sold when granted.

The item “Loans” under the category “Loans and advances to credit institutions and to customers” includes loans granted by the Bank.

The item “Advances” under category “Loans and advances to credit institutions and to customers” consists of interbank advances granted by the CEB and advances repayable on demand with credit institutions (except central banks). These allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest is calculated on the basis of the global effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet disbursed.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

2.3. Securities

Securities held by the Bank are classified under two categories:

•	Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

Securities classified under this category are accounted for after acquisition, at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

•	Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At disposal, maturity or depreciation of the securities (in cases of a significant or prolonged decline in the fair value below the cost), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

•	Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

2.4. Depreciation of financial assets, financing and guaranty commitments

•	Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase.

Any observable data being related to the following events represents an objective indication of a loss in value:

•	the existence of at least a three month unpaid amount

•	awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not

•	the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

FINANCIAL STATEMENTS 2016

The amount of depreciation is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from the asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated recoverable cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

The impairment relating to financing and guaranty commitments follows similar principles and are recorded under liabilities.

•	Available-for-sale financial assets

At the CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security.

2.5. Debt securities in issue

Securities issued by the CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle with their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date, at their fair value. At end-date, they are revalued at their market value.

Derivatives are classified under two categories:

•	Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

•	Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues, borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

FINANCIAL STATEMENTS 2016

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

2.7. Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

•	Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

•	using quoted prices in an active market;

•	applying a valuation technique incorporating:

•	mathematical calculation methods based on recognised financial assumptions, and

•	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

•	Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value of its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The exposure at default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. For the CVA, the model takes into account collateral movements and their frequency. For the DVA, the model estimates a non-collateralised exposure except for counterparties with a bilateral collateralisation in case of downgrade of the CEB.

The CVA and DVA are recorded under the heading “Financial assets at fair value through profit or loss” in cases of positive value and under the heading “Financial liabilities at fair value through profit or loss” when the value is negative. Gains and losses are recognised in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes depreciation provisions related to loans, fixed income securities, depreciation related to financing commitments and guaranties given, losses on irrecoverable receivables less recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in cost of risk.

FINANCIAL STATEMENTS 2016

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

•	Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

–	Main works, façade and roofing (1)	-
–	General and technical installations	10 years
–	Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

–	Fittings and furniture	10 years
–	Vehicles	4 years
–	Office and IT equipment	3 years

•	Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

–	Application software	5 years
–	System software	3 years
–	Office software	1 year

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under heading “Provisions” by counterparty of “Statement of comprehensive income”.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

5. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Resolution AC 1589 (2016) approved by the Administrative Council on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

•	Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

•	Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

FINANCIAL STATEMENTS 2016

•	Technical assistance

Technical assistance is used to help a CEB borrower prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

•	Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

6. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 7 below.

7. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

•	the Governing Board

•	the Administrative Council

•	the Governor

•	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for CEB’s Chairpersons and Appointed Officials can be summarised as follows:

	In thousand euros
	2016	2015
Office allowances
Chairperson of the Governing Board (1)
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board	6	6
Vice-Chairperson of the Administrative Council (2)	6	6

Emoluments
Governor Wenzel	356	351
Vice-Governor Monticelli (3)	271	44
Vice-Governor Sánchez-Yebra Alonso (4)	10
Vice-Governor Ruiz-Ligero (5)	261	267
Vice-Governor Guglielmino (6)		236
Vice-Governor Dowgielewicz (7)		178

(1)	The Chairman of the Governing Board has renounced his allowances.
(2)	Allowances of € 500 are paid monthly. The incumbent of the seat changed on 19 March 2016.
(3)	Start of Vice-Governor Monticelli’s term on 1 November 2015.
(4)	Start of Vice-Governor Sánchez-Yebra Alonso’s term on 18 December 2016.
(5)	End of Vice-Governor Ruiz-Ligero’s term on 17 December 2016.
(6)	End of Vice-Governor Guglielmino’s term on 31 October 2015.
(7)	Resignation of Vice-Governor Dowgielewicz on 31 August 2015.

FINANCIAL STATEMENTS 2016

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance in an amount of 40% to 50% of their last basic salary, for a period of up to 3 years. This allowance, cumulated with possible emoluments from other sources, must not exceed, in any case, the amount of the last basic salary paid by the CEB. For 2015, these temporary allowances were granted to the former Vice-Governor Guglielmino (in office until 31 October 2015) for an amount of € 21 thousand and to the former Vice-Governor Tarafás (in office until 1 May 2012) for an amount of € 45 thousand. For 2016, these temporary allowances were granted to the former Vice-Governor Guglielmino for an amount of € 127.5 thousand.

The Governing Board, by its Resolution CD 383 (2010), has decided to abolish this temporary allowance for the new officials (Governor and Vice-Governors) appointed for their first term after 30 March 2010, the date of adoption of the resolution.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB.

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

FINANCIAL STATEMENTS 2016

NOTE B - Risk Management

The primary purpose of risk management is to ensure the Bank’s long term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. Thus, striving to implement international best banking practices, the Bank promotes a sound and prudent risk culture across all of its business lines.

This Note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business namely credit risk, market risk, liquidity risk and operational risk. It also provides information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union Directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures in compliance with best banking practices.

•	Risk Appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve its strategic objectives and business plan.

A key instrument for fulfilling the CEB’s mandate is to lend funds at advantageous rates, which requires raising funds on capital markets at competitive rates. For that purpose, to maintain a very strong credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under the so called prudential framework (see chapter 4).

The Bank’s risk management adopts a prudent approach and aims to minimise risk to ensure the Bank’s long-term financial sustainability. The Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB’s operations, as a result of both on- and off- balance sheet transactions.

•	Organisation

The Directorate for Risk and Control (R&C) is responsible for implementing the Risk Management Framework within the CEB and is independent from other operational and business directorates, reporting directly to the Governor. The departments within the Directorate for R&C are dedicated to specific risk areas: credit, operational risk, financial transactions, derivatives and collateral management.

The Asset & Liability Management (ALM) Department in the Finance Directorate is in charge of market risk management (interest and currency exchange rates) as well as the liquidity risk incurred by the Bank.

•	Decision-making Committees

The Bank has set-up different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

•	The Finance & Risk Committee meets on a weekly basis and takes credit decisions in relation with lending and treasury exposure, based on internal credit risk assessments and recommendations. The Committee also reviews trends in the financial markets and the Bank’s financial activity (liquidity management and debt issuance).

•	The Asset & Liability Committee (ALCO) meets on a monthly basis and formulates strategic orientations and addresses on a forward looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance sheet. In addition, on a quarterly basis a “Special ALCO” addresses ALM and funding issues.

•	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB on a semi-annual basis and ensures that adequate steps are taken to mitigate, monitor and control these risks.

•	The IT Steering Committee reviews information systems issues and takes the appropriate actions to ensure operational resilience and business continuity. In addition, in order to fully ensure that IT-related decisions are properly aligned with business stakes and priorities, IT governance bodies were reinforced in 2015 with the creation of an IT Project Committee chaired by a Vice-Governor which enables, through regular meetings, to anticipate business requirements and develop a shared vision on IT.

FINANCIAL STATEMENTS 2016

•	Controlling Bodies

Internal Audit (IA) is a permanent, self-contained entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with an independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) is the principal organisational unit within the CEB that is specifically tasked to address Anti-Money Laundering / Counter-Financing of Terrorism and tax compliance risks, as well as integrity and corruption issues. OCCO’s core activities are to perform integrity checks on operations and counterparties, to safeguard the integrity of staff and collegial organs and to ensure that procurement selection procedures comply with internal rules. OCCO’s mission is to promote ethical standards and to protect the Bank from financial and reputational risks arising from the failure to comply with the Bank’s standards and policies and it contributes in an independent manner to the CEBs effective management of compliance risks. The Chief Information Security Officer (CISO) ensures that CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, and of identifying, developing, implementing, and maintaining processes across CEB to reduce information and information technology (IT) risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises awareness for IT risks and ensures that IT security policies and procedures are applied.

Auditing Board: composed of three representatives from member states appointed on a rotating basis by the Governing Board for a three-year term (outgoing members act as advisors for an additional year), the Auditing Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report, an excerpt of which is appended to the financial statements, is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval.

External Audit: appointed by the Governing Board for a four-year term and renewable once for a three-year term following a tender procedure, based on the Auditing Board’s opinion and recommendations by the Administrative Council. The External Auditor is responsible for auditing the Bank’s financial statements according to IFAC professional auditing standards and for reviewing its internal control and risk management processes. The external auditor drafts various reports, including the opinion report.

In addition, the Bank is assessed by three international rating agencies: Fitch Ratings, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness, pursuant to a rating assignment on an annual basis.

•	Internal and external reporting on risk management

The Risk & Control Directorate reports on a weekly basis to the Finance & Risk Committee on credit risk across the Loan and Treasury activities. In addition, the Finance & Risk Committee receives information on capital market developments and the liquidity position.

On a monthly basis the Finance Directorate reports to the Assets and Liability Committee on market risks namely interest rate risk, currency risk and liquidity position.

The quarterly Risk Management Report presented both to the Administrative Council and the Governing Board provides information to the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the prudential framework as defined internally.

In terms of external reporting on risk management, the Bank provides extensive information to the rating agencies as a support for their annual assessment. The CEB’s annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s annual financial report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

1. Credit risk

•	Overview of the assessment process

Credit risk is defined as the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in both its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Likewise, collateral risk is considered as part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the credit quality of the borrower or transaction.

FINANCIAL STATEMENTS 2016

•	Credit risk identification and assessment

The credit risk management aims to identify all potential sources of credit risk arising from the Bank’s activities and products across its balance sheet and off-balance sheet operations. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Management Department1 (CRD) (Risk & Control Directorate) independently from lending or treasury officers with the aim to provide appropriate checks and balances to ensure that credits are made in accordance with risk principles and to provide an independent judgement uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled on a daily basis. Breach of limit, if any, are reported to senior management.

Internal credit ratings are the result of the Bank’s independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay their obligations in full and in a timely manner. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. Internal ratings are mapped to the rating scale of international rating agencies and thus each internal rating corresponds to a rating on the scale as described in the following table:

Rating Scale

INVESTMENT GRADE

CEB internal rating	Long term
	Moody’s	S&P / Fitch
10	Aaa	AAA
9.5	Aa1	AA+
9	Aa2	AA
8.5	Aa3	AA-
8	A1	A+
7.5	A2	A
7	A3	A-
6.5	Baa1	BBB+
6	Baa2	BBB
5.5	Baa3	BBB-

BELOW INVESTMENT GRADE

CEB internal rating	Long term
	Moody’s	S&P / Fitch
5	Ba1	BB+
4.5	Ba2	BB
4	Ba3	BB-
3.5	B1	B+
3	B2	B
2.5	B3	B-
2	Caa1	CCC+
1.5	Caa2	CCC
1	Caa3	CCC-
0.5	Ca	CC
0.25	Ca	C
0	C	C

•	Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to control credit risk or deterioration in credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of guarantee or collateral or contractual safeguards (contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRD and subject to the approval of the Finance & Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Finance & Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval of the relevant internal committees and the Administrative Council.

An overall framework for financial operations is established by the Administrative Council through the Bank’s financial and risk policies. Within this framework, treasury transactions are assessed by CRD and submitted to the Finance & Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Finance and Risk Committee.

[1]	Formerly “Global Risk Management Department”

FINANCIAL STATEMENTS 2016

•	Overall credit risk exposure

The following table presents the Bank’s credit risk exposure both in the Loans and Social Development Directorate (loans and financing commitments) and the Finance Directorate (deposits, securities and derivatives) at 31 December 2016 and 31 December 2015.

						In million euros
	2016				2015
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	1,936	8,803	2,976	13,715	1,906	8,619	2,546	13,072
Financing commitments	1,090	2,184	899	4,172	144	2,107	868	3,119
Deposits	1,174	1,905		3,079	1,701	1,070		2,771
Securities	3,789	1,925		5,714	3,850	1,875	200	5,925
Swap - add on	234	229		463	316	262		578
Forex		10		10		13		13
Swap coll - NPV not covered	498	939		1,438	46	5		51

Total	8,721	15,996	3,875	28,591	7,963	13,951	3,615	25,528

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans and financing commitments are reported CRM

•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

Loans & Social Development Directorate Activity

•	Loan operations

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

•	Loan portfolio

At 31 December 2016, loans outstanding reached € 13.7 billion, increasing by 4.9% (+ € 643 million) compared to end 2015. No missed payments have been recorded in 2016, as was the case in 2015.

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

						In million euros
	2016				2015
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Sovereign,State Owned Financial Institutions and IFIs	535	3,965	2,755	7,255	243	3,647	2,310	6,200
Sub-sovereign administrations and financial institutions	1,278	1,713	48	3,040	1,544	1,785	22	3,352
Other financial institutions	82	3,113	26	3,221	99	3,137	51	3,286
Non financial institutions	40	12	146	199	20	51	163	234

Total	1,936	8,803	2,976	13,715	1,906	8,619	2,546	13,072

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported after CRM at nominal value and excluding accrued interest

A significant part of the loan portfolio benefits of credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality. At the end 2016, the Bank has received € 5.5 billion in guarantees and € 0.6 billion of collateral under its loan portfolio.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

						In million euros
	2016				2015
	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1,119	8%	1,936	14%	1,110	8%	1,906	15%
A/BBB	8,177	60%	8,803	64%	8,100	62%	8,619	66%
BIG	4,418	32%	2,976	22%	3,862	30%	2,546	19%

Total	13,715	100%	13,715	100%	13,072	100%	13,072	100%

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2016

At 31 December 2016, loans outstanding after CRM rated investment grade represented 78.3% of the total loan portfolio, compared to 80.5% at end 2015. Loans outstanding to counterparties not rated by international rating agencies represented € 3.3 billion, or 24.4% before CRM and 697.6 million, or 5.1% after CRM of the total portfolio with internal ratings ranging from 3.0 to 9.5.

The following table displays the breakdown of loans outstanding by remaining time to maturity:

		In million euros
Maturity	2016	%	2015	%
Up to 1 year	2,133	15%	1,294	10%
1 year to 5 years	6,583	48%	6,527	50%
5 years to 10 years	3,204	23%	3,622	28%
10 years to 20 years	1,723	13%	1,576	12%
More than 20 years	72	1%	52	0.4%

Total	13,715	100%	13,072	100%

•	Loans reported on nominal value and excluding accrued interest

The following table displays the breakdown of loans outstanding after CRM by rating category and country (reflecting the counterparty’s rating and not (only) the sovereign rating):

							In million euros
	2016				2015
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		1,588		1,588		1,584		1,584
Turkey			1,338	1,338		1,193		1,193
Hungary		868		868			916	916
Romania		764		764		825		825
Cyprus			548	548			577	577
Slovak Republic		394		394		158		158
Croatia			338	338			287	287
Czech Republic		219		219		201		201
Lithuania		164	1	166		162	3	164
Albania			98	98			103	103
Bulgaria		73		73		32		32
“the former Yugoslav Republic of Macedonia”			71	71			64	64
Serbia			68	68			73	73
Slovenia		35	25	60		37	47	84
Bosnia and Herzegovina			41	41			38	38
Latvia		35		35		59		59
Moldova (Rep. of)			27	27			25	25
Montenegro			18	18			13	13
Malta		18		18		28		28
Estonia		17		17		20		20

Sub-total		4,175	2,573	6,748		4,299	2,147	6,446

Non-Target Countries
Spain		1,889	18	1,908		1,592	22	1,615
France	503	1,251		1,754	374	1,140		1,514
Belgium	346	741	30	1,117	382	736		1,117
Germany	535	14		549	602	17		619
Italy		349		349		334		334
Finland	258	29		287	278	30		308
Portugal			209	209			213	213
Ireland		184		184		125		125
Austria [1]		162		162	38	334		372
Denmark	160			160	173			173
Iceland		9	146	155		12	164	176
Netherlands	62			62
Sweden	56			56	56			56
Supranationals	16			16	2			2
Sub-total	1,936	4,628	404	6,967	1,906	4,320	400	6,626

Total	1,936	8,803	2,976	13,715	1,906	8,619	2,546	13,072

•	Loans reported at nominal value and excluding accrued interest after CRM

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

[1]	Non CEB member state: projects to be undertaken in a CEB member state, but to be guaranteed by Austrian counterparties

FINANCIAL STATEMENTS 2016

•	Stock of projects / Financing commitments

The Stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing and for which a framework loan agreement has been signed. The Stock of projects reached € 5.5 billion at 31 December 2016 (31 December 2015, € 4.7 billion) with 78.7% rated investment grade (31 December 2015: 79.5%).

						In million euros
	2016				2015
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Stock of projects	1,576	2,871	1,204	5,651	346	3,408	966	4,720
Out of which
Financing Commitmments	1,090	2,184	899	4,172	144	2,107	868	3,119

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Financing commitments reported taking into account future CRM

Financing commitments reached € 4.1 billion at 31 December 2016 (31 December 2015, € 3.1 billion). At 31 December 2016, 78.0% of the financing commitments were rated investment grade (31 December 2015, 72.2%).

The table below displays the breakdown of financing commitments by counterparties within CEB’s member states and by credit rating (reflecting the counterparty’s rating and not (only) the sovereign rating):

						In million euros
	2016				2015
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		411		411		134		134
Romania		319		319		190	25	215
Slovak Republic		205		205		452		452
Turkey			179	179		433		433
“former Yugoslav Republic of Macedonia”			164	164			173	173
Cyprus			156	156			142	142
Serbia			118	118			95	95
Bulgaria		105		105
Hungary		87		87			63	63
Czech Republic		85		85		35		35
Bosnia and Herzegovina			67	67			67	67
Lithuania		60		60		70		70
Albania			43	43			44	44
Moldova (Rep. of)			43	43			46	46
Croatia			34	34			82	82
Montenegro			11	11			16	16

Sub-total		1,271	815	2,086		1,314	753	2,067

Non-Target Countries
Germany	625	10		635	45	10		55
France	345	236		581	98	406		504
Ireland		285		285
Finland	120	30		150		30		30
Belgium		148		148		233		233
Spain		129		129		40		40
Portugal			84	84			115	115
Italy		75		75
Austria [1]						75		75
Supranationals					1			1

Sub-total	1,090	912	84	2,086	144	793	115	1,052

Total	1,090	2,184	899	4,172	144	2,107	868	3,119

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Financing commitments reported taking into account future CRM

[1]	Non CEB’s member state: projects to be undertaken in a CEB member state but to be guaranteed by Austrian counterparties

FINANCIAL STATEMENTS 2016

Finance Directorate Activity

•	Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

•	Deposits

The treasury monetary portfolio consists of short-term placements such as “nostro” accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions are included in this portfolio, which aims at managing day-to-day cash flow in all required currencies. Eligible counterparties must have a minimum internal rating of 6.5 (BBB+) for investments up to three months and 7.0 (A-) for investments between three months and one year.

The following table presents the breakdown by deposit type and credit rating:

								In million euros
	2016					2015
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	484	66	104	2	655	544	132	23		699
Money Market		624	1,650	149	2,423	500	525	1,047		2,072

Total	484	690	1,754	151	3,079	1,044	657	1,070		2,771

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

The following table presents the breakdown of money market by maturity and credit rating:

								In million euros
	2016					2015
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month		258		99	358	350	200	492		1,042
1 month to 3 months		166	400	50	616	150	325	555		1,030
3 months to 6 months		200	1,175		1,375
Up to 1 year			75		75

Total		624	1,650	149	2,423	500	525	1,047		2,072

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

•	Securities portfolios

The Bank manages three securities portfolios: the short-term liquidity portfolio (short-term securities with maturities up to one year), the medium-term liquidity portfolio (maturities of one year and up to 15 years) and the long-term portfolio (maturities of one year and up to 30 years). Eligible counterparties must have a minimum internal rating for maturities up to three months of 6.0 (BBB) for sovereign and 6.5 (BBB+) for financial institutions; a minimum rating of 7.0 (A-) for investments with maturities between three months and one year and a minimum rating of 8.0 (A+) for investments with maturities of more than one year.

The following tables show the securities portfolio by portfolio and by maturity and rating:

	In million euros
	2016
	AAA	AA	A	BBB	Total
Long Term portfolio	679	1,434		200	2,313
Medium Term portfolio	416	1,181		49	1,646
Short Term portfolio		79	1,295	381	1,755

Total	1,095	2,694	1,295	630	5,714

	In million euros
	2016
	AAA	AA	A	BBB	Total
Under 1 year		569	1,295	491	2,355
> 1 years < 2 years	25	160			185
> 2 years < 5 years	350	669		99	1,119
> 5 years	720	1,296		40	2,056

Total	1,095	2,694	1,295	630	5,714

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2016

The following table displays the breakdown of the securities portfolios by country and credit rating (of the counterparty):

									In million euros
	2016					2015
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	BB	Total
Member Countries
Belgium		10	219		229		60				60
Finland		76			76	76					76
France		1,675	653		2,327		1,563	855			2,418
Germany	154	251			404	154	151				304
Ireland								10			10
Italy				409	409				160		160
Luxembourg	42				42	42					42
Netherlands	259	305			564	259	400				659
Norway	72				72	69					69
Portugal										200	200
Spain				221	221				86		86
Sweden		8			8		8				8
Switzerland			424		424			229			229

Sub-total	527	2,323	1,295	630	4,776	599	2,181	1,094	246	200	4,320

Supranational	568	106			674	573	181				754

Sub-total	568	106			674	573	181				754

Europe
Austria		89			89		88				88
Great Britain		49			49		100				100

Sub-total		138			138		188				188

Others
Australia		62			62		62				62
Canada		65			65		65				65
United States								135	400		535

Sub-total		127			127		127	135	400		662

Total	1,095	2,694	1,295	630	5,714	1,172	2,677	1,228	646	200	5,924

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

•	Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the issuer counterparty by the Finance & Risk Committee and the signing of an ISDA Master Agreement and a CSA (Credit Support Annex) collateral agreement with the counterparty. The minimum rating required for swap counterparties at the date of entering into new swap transactions must be 6.5 (BBB+). Eligible collateral may be cash or debt securities. The minimum rating for eligible bonds received as collateral must be 7.0 (A-). All swap transactions are valued at their net present value and positions per counterparty are monitored daily so that additional collateral can be called according to CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreement with all its derivative counterparties within the framework of its swap activities.

At 31 December 2016, the derivatives’ credit risk exposure included swaps add-on for € 463 million (2015, € 578 million) and non-covered NPV (Net Present Value) after credit enhancement of € 9 million (2015, € 51 million). At the end of 2016, the Bank had received € 1.6 billion as collateral thereof 86% cash and 14% sovereign securities (French government bonds).

The breakdown of the nominal value of swaps by instrument and by maturity is shown in the table below:

							In million euros
	2016					2015
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total
Total (a)	3,977	14,065	6,390	2,445	26,877	3,334	13,694	6,139	2,376	25,542

Currency-rate swaps	3,014	8,365	719	379	12,477	2,650	9,424	707	454	13,235
Interest-rate swaps	963	5,699	5,672	2,065	14,400	684	4,269	5,432	1,922	12,306

Thereof: collateralised (b)	3,977	14,065	6,390	2,445	26,877	3,334	13,694	6,139	2,376	25,542

(b)/(a)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

FINANCIAL STATEMENTS 2016

•	Concentration - Large Exposure

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity at 31 December 2016 amounts to € 2.9 billion.

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or a group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation and presented only for information purposes.

At 31 December 2016, there were 15 counterparties or groups of counterparties with an exposure above 10% of prudential equity, or € 287 million, and therefore were considered as Large Exposure (16 counterparties in 2015). However, no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (same as in 2015). The total outstanding to these counterparties stood at € 6.5 billion, i.e. 227% of the CEB’s prudential equity well below the 800% limit (€6.9 billion, i.e. 250% in 2015).

When weighting the exposure by risk only three counterparties or groups of counterparties exceeded the limit of 10% of the prudential equity for a total amount of € 937 million (two counterparties and € 639 million in 2015).

			In million euros
	2016
Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets Exposure	Exposure % Equity
BPCE	409	229	639	319	22%
CREDIT AGRICOLE S.A.	556	69	625	313	22%
SOCIETE GENERALE	454	157	611	305	21%
LA REGION WALLONNE	520		520	104	18%
BNP PARIBAS	32	476	508	254	18%
CREDIT SUISSE AG		432	432	216	15%
LLOYDS BANK PLC.		425	425	213	15%
HSBC BANK PLC		389	389	78	14%
EUROPEAN INVESTMENT BANK		370	370		13%
STANDARD CHARTERED BANK		350	350	175	12%
KBC BANK (SA) NV	211	129	340	170	12%
POWSZECHNA KASA OSZCZEDNOSCI BANK	337		337	169	12%
COOPERATIEVE RABOBANK UA		335	335	67	12%
UNICREDIT S.P.A.	321		321	161	11%
REGION OF FLANDERS	308		308		11%

Total	3,149	3,362	6,512	2,543

			In million euros
	2015
Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets Exposure	Exposure % Equity
BPCE	378	273	651	326	24%
CREDIT AGRICOLE S.A.	538	88	626	313	23%
SOCIETE GENERALE	352	176	528	264	19%
LA REGION WALLONNE	519		519	104	19%
STANDARD CHARTERED BANK		477	477	239	17%
BNP PARIBAS	7	461	468	234	17%
RABOBANK NEDERLAND		445	445	89	16%
HSBC BANK PLC		410	410	82	15%
BANQUE FEDERATIVE DU CREDIT MUTUEL		400	400	200	14%
UNICREDIT S.P.A.	388		388	194	14%
EUROPEAN INVESTMENT BANK		351	351		13%
ZUERCHER KANTONALBANK		350	350	70	13%
BANK FOR INTERNATIONAL SETTLEMENTS		349	349		13%
DZ BANK AG		325	325	65	12%
REGION OF FLANDERS	322		322		12%
POWSZECHNA KASA OSZCZEDNOSCI BANK	321		321	160	12%

Total	2,825	4,105	6,930	2,339

•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

•	“Financial operations” include: Securities, Money market, nostro, swap NPV and Swap add-on

FINANCIAL STATEMENTS 2016

•	CEB’s exposure to Public sector[1]

The following table displays the breakdown of the exposure to public sector counterparties by type of exposure (loans, securities).

				In million euros
		2016			2015
	Loans	Securities	Total	Loans	Securities	Total
EU countries (a)	8,610	2,671	11,281	8,028	3,444	11,472
France	463	1,555	2,017	366	2,418	2,784
Spain	1,432	221	1,654	1,087	86	1,173
Belgium	906	10	916	943	60	1,003
Germany	530	262	792	602	304	906
Cyprus	548		548	577		577
Portugal	209		209	213	200	413
Finland	210	76	286	210	76	285
Italy	158	409	567	68	160	228
Lithuania	164		164	162		162
Ireland	184		184	125	10	135
Slovak Republic	368		368	130		130
Austria[2]		89	89	38	88	127
Luxembourg		42	42		42	42
Slovenia	35		35	37		37
Malta	18		18	28		28
Latvia	23		23	27		27
Estonia	17		17	20		20
Netherlands	62		62

Sub-total eurozone	5,326	2,663	7,989	4,633	3,444	8,077

Others	3,284		3,292	3,396		3,396
Poland	1,004		1,004	1,070		1,070
Hungary	868		868	916		916
Romania	764		764	825		825
Croatia	338		338	287		287
Denmark	160		160	173		173
Sweden	56	8	64	56		56
Czech Republic	22		22	36		36
Bulgaria	73		73	32		32

Sub-total others	3,284	8	3,292	3,396		3,396

Non EU countries (b)	1,669		1,669	1,521		1,521
Turkey	1,338		1,338	1,193		1,193
Albania	98		98	103		103
Serbia	68		68	73		73
“the former Yugoslav Republic of Macedonia”	71		71	64		64
Bosnia and Herzegovina	41		41	38		38
Moldova (Republic of)	27		27	25		25
Montenegro	18		18	13		13
Iceland	9		9	12		12

Sub-total non EU Countries	1,669		1,669	1,521		1,521

Supranational Institutions ( c )	16	674	689		754	754

Sub-total supranationals	16	674	689		754	754

Total (a)+(b)+(c)	10,295	3,345	13,640	9,549	4,199	13,748

•	Loans reported at nominal value and excluding accrued interest

•	Securities reported at nominal value and excluding accrued interest

[1]	Public sector includes: States, Regional and local authorities, State financial institutions, Special financial institutions
[2]	Non CEB member state: guarantee and collaterals received on loan

FINANCIAL STATEMENTS 2016

2. Market and liquidity risks

2.1. Market and liquidity risk management principles

In a context of rising regulatory expectations and historically low levels of interest rates, the new financial and risk policy adopted in June 2016 refined and upgraded all the risk indicators associated with the Bank’s activity (including credit risk). Existing limits were reviewed and new ones defined to allow for greater flexibility in managing all the risks across the balance-sheet while still maintaining a prudent approach.

INTEREST RATE RISK

Interest-rate risk is defined as the exposure of the Bank’s economic value or results to adverse movements in interest rates. Exposure to interest-rate risk occurs when there is asymmetry over time between rate types for uses (loans, securities and deposits) and resources (borrowings), and their reset frequencies.

The CEB’s ALM strategy is to maintain a sustainable revenue profile as well as to limit the volatility of the Bank’s economic value. The CEB has chosen to privilege the revenue profile in view of the constraint of self-financing the CEB’s growth.

Since the adoption of the new financial and risk policy in June 2016, the Bank has increased the flexibility of its balance-sheet management by diversifying the categories of fixed-rate assets in which fixed-rate liabilities are invested.

The Bank has thus extended the range of products in which its own funds are invested to include the category of fixed-rate loans (in addition to fixed-rate long-term securities). It also took advantage of this opportunity to adjust its own funds duration objective.

Apart from the duration target for own funds, the Bank ensures that the mismatches between assets and liabilities in terms of volume, currency and interest-rate characteristics, remain within prudent limits. The Bank takes recourse to natural hedges whenever possible and, if necessary, uses derivative products, mainly interest rate and currency swaps, only for hedging purposes.

In line with Basel Committee recommendations, the Bank has defined indicators and set limits to measure the impact of interest-rate changes on both its earnings and economic value. The main indicators are the gap analysis (interest rate and index gaps), the economic value sensitivity and the earnings sensitivity.

Interest rate gap

The interest-rate gap measures the CEB’s static exposure to interest rate risk.

Index gap

The index gap measures the rate frequency mismatch between assets and liabilities of different maturities. The Bank uses the index gap mainly to monitor exposure to a distortion of one maturity against the others, mainly the Eur3M against the Eur6M, which may adversely impact the economic value and earnings sensitivity.

Economic value sensitivity

Economic value is defined as the Net Present Value of expected cash-flows on all assets, liabilities and off-balance-sheet items, including own funds.

The economic value sensitivity measures the deviation between the assumed structural interest-rate risk defined by the duration of own funds and the real interest-rate risk of the balance sheet.

Stress scenarios apply a parallel shock of +/-10bps, +/- 100bps and +/-200bps on the curves or a change in the shape of the curve (twist).

The economic value sensitivity to a shock of +/-10bps is limited to 0.5% of own funds. At 31 December 2016, it amounted to -€ 8.8 million.

Earnings sensitivity

The Bank assesses the volatility of its earnings due to adverse movements in market rates on a dynamic basis, over the twelve forthcoming months.

Dynamic hypotheses replicate the characteristics of stocks, integrating the seasonality effects whenever necessary.

Stress scenarios are defined by applying parallel shocks on the market interest-rate curves.

The sensitivity of the Bank’s earnings is limited to 0.08% of own funds for a +/-10bps change in interest rates.

	In thousand euros
	Parallel translation + 10 bps	Parallel translation + 100 bps
Sensitivity of the forecast Net Interest Margin as at 31/12/2016	(1,021)	(4,778)

FINANCIAL STATEMENTS 2016

Breakdown of assets, liabilities and off-balance-sheet items by interest-rate type at 31/12/2016

The table below shows the CEB’s overall balance-sheet operations. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest-rate type (fixed rate and variable rate). It also outlines the effect of interest rate risk hedging.

							In thousand euros
31 December 2016	Before hedging			Hedging instruments			After hedging
Interest rate type	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total
Assets
Fixed rate	16,093,396	98,088	16,191,484	(6,712,638)	152,457	(6,560,181)	9,380,758	250,545	9,631,303
Scheduled outstanding	12,794,690	98,088	12,892,778	(6,712,638)	152,457	(6,560,181)	6,082,052	250,545	6,332,597
Non scheduled outstanding	3,298,706		3,298,706				3,298,706		3,298,706
Variable rate	9,283,327	3,787	9,287,114	6,676,513	7,835	6,684,348	15,959,840	11,622	15,971,462

Total assets	25,376,723	101,875	25,478,598	(36,125)	160,292	124,167	25,340,598	262,167	25,602,765

Liabilities
Fixed rate	(25,044,457)	(152,456)	(25,196,913)	19,177,827	(54,077)	19,123,750	(5,866,630)	(206,533)	(6,073,163)
Scheduled outstanding	(19,180,247)	(152,456)	(19,332,703)	19,177,827	(54,077)	19,123,750	(2,420)	(206,533)	(208,953)
Non scheduled outstanding	(5,864,210)		(5,864,210)				(5,864,210)		(5,864,210)
Variable rate	(1,593,469)	189	(1,593,280)	(17,933,726)	(2,596)	(17,936,322)	(19,527,195)	(2,407)	(19,529,602)
Scheduled outstanding	(137,065)	(4)	(137,069)	(17,933,726)	(2,596)	(17,936,322)	(18,070,791)	(2,600)	(18,073,391)
Non scheduled outstanding	(1,456,404)	193	(1,456,211)				(1,456,404)	193	(1,456,211)

Total liabilities	(26,637,926)	(152,267)	(26,790,193)	1,244,101	(56,673)	1,187,428	(25,393,825)	(208,940)	(25,602,765)

The outstanding fixed-rate assets before hedging amount to € 16 093 million; hedging instruments allow the exposure to drop to € 9 381 million.

This exposure of € 9 381 million after hedging consists of:

•	scheduled outstandings (€ 6 082 million), mainly short-term deposits (€ 2 423 million), insensitive to variations in market rates and considered as fixed rate, the fixed rate long-term portfolio (€ 2 472 million) and unhedged fixed-rate loans (€ 521 million).

•	non-scheduled outstandings (€ 3 299 million), in particular swap valuations that, by nature, cannot be covered.

Reciprocally, the fixed-rate liability exposure of € 25 044 million before hedging is reduced to € 5 867 million after hedging.

This exposure of € 5 867 million after hedging consists mainly of:

•	non-scheduled outstandings (€ 5 864 million), composed mainly of available equity, the Social Dividend Account and the provision for pension commitments (€ 3 072 million) to which the long-term securities are matched, swap valuations (€ 2 045 million) and borrowing valuations (€ 596 million) that, by nature, cannot be covered.

The difference between fixed-rate assets and liabilities after hedging amounts to € 3 558 million, mainly made up of short-term deposits that are represented at fixed rate. Their low duration exposes them only slightly to interest-rate risk. Consequently, the residual interest-rate risk is low and interest rate risk hedging is effective.

FINANCIAL STATEMENTS 2016

FOREIGN EXCHANGE RISK

The foreign exchange (FX) risk is the potential loss on on-and off-balance sheet positions arising from unfavourable movements in FX rates. The FX risk is minimal as the Bank maintains very small positions in foreign currencies.

The Bank uses natural hedging whenever possible. It resorts to derivative products only for hedging purposes.

On a monthly basis, the Bank resorts to spot currency purchases or sales when the residual foreign currency position in a given currency exceeds the counter-value of € 1 million.

Foreign currency thresholds have been defined and the Bank ensures that its daily exposure per currency does not exceed defined limits.

								In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2016	Assets	Liabilities	Derivative Instruments	Net position 2015
Japanese Yen	12,012	40,935	29,726	803	12,524	38,545	26,808	787
Swiss franc	85,875	375,078	289,698	495	102,892	371,771	269,147	268
US Dollar	306,042	8,760,347	8,454,768	463	363,430	9,395,833	9,033,099	696
Canadian Dollar	174,073	12,896	(161,030)	147	168,948	17,002	(151,811)	135
Other currencies	858,983	2,202,419	1,343,669	233	941,930	2,232,864	1,291,141	207

Total	1,436,985	11,391,675	9,956,831	2,141	1,589,724	12,056,015	10,468,384	2,093

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

LIQUIDITY RISK

Liquidity management plays a crucial role in safeguarding financial flexibility, especially when adverse market conditions make access to long-term funds difficult or impossible.

Liquidity management ensures that the Bank is able to meet its payment obligations in full and in a timely manner whenever they become due. This is particularly important because unlike commercial banks the CEB does not hold any deposits for clients, and does not have access to refinancing by the Central Bank.

As a general prudent objective, the Bank maintains ample liquidity to be able to withstand potential periods of no access to the market and still continue its activity even under extreme market conditions.

The CEB’s liquidity risk tolerance is transposed into comprehensive risk indicators and supported by adequate limits. The main indicators are the following:

1. The self-sufficiency period, i.e. the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market and without sale/repoing of its available liquid assets in the market.

2. The survival horizon, i.e. the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market but including the sale/repoing of its available stressed liquid assets in the market.

Stress tests carried out on the liquidity curve take into account the absence of opportunities for refinancing, credit risk haircuts on loans and securities representing the default probability of a given counterparty, based on credit ratings and maturities, liquidity risk haircuts on securities which materialise a valuation risk and take into account rating, maturity and economic sector.

3. The level of the Bank’s short-term liquidity must comply with a prudential short-term liquidity ratio (see prudential ratios).

Furthermore, by estimating variations in its liquidity indicators according to different funding scenarios, the Bank defines its refinancing program in terms of volume and maturities.

FINANCIAL STATEMENTS 2016

Balance sheet position by maturity

The balance sheet structure by maturity at 31 December 2016 and 31 December 2015 is shown below:

						In thousand euros
	Current outstanding			Non-current outstanding
31 December 2016	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	648,960					648,960
Available-for-sale financial assets	816,163	790,182	562,231	812,950	612,748	3,594,274
Loans and advances to credit institutions and to customers
Loans	92,106	102,902	2,088,607	6,981,830	5,367,045	14,632,491
Advances	369,654	609,184	1,448,069			2,426,907
Financial assets held to maturity	131,920	9,602	176,503	864,281	1,878,930	3,061,235

Sub-total of assets	2,058,804	1,511,869	4,275,410	8,659,061	7,858,723	24,363,867
Liabilities
Amounts owed to credit institutions and to customers	85,203	6,667	6,667	53,333	26,667	178,536
Debt securities in issue		996,660	2,326,362	12,445,763	4,746,446	20,515,232
Deposits of guarantees received	1,371,008					1,371,008
Social Dividend Account	63,143					63,143

Sub-total of liabilities	1,519,354	1,003,327	2,333,029	12,499,097	4,773,113	22,127,919
Off-balance sheet
Financing commitments	(120,850)	(469,800)	(1,279,350)	(1,737,323)	(565,135)	(4,172,458)
Term financial instruments
To be received	107,647	1,034,877	2,529,156	9,366,785	1,092,562	14,131,028
To be paid	(124,625)	(801,667)	(1,943,781)	(8,346,221)	(1,131,976)	(12,348,270)

Sub-total of off-balance sheet	(137,827)	(236,589)	(693,974)	(716,759)	(604,550)	(2,389,700)

Total by maturity 2016	401,623	271,953	1,248,407	(4,556,795)	2,481,061	(153,751)

				In thousand euros
	Current outstanding			Non-current outstanding
31 December 2015	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	476,467					476,467
Available-for-sale financial assets	378,084	833,974	799,847	1,051,829	567,831	3,631,565
Loans and advances to credit institutions and to customers
Loans	36,834	91,869	1,318,865	6,985,792	5,638,276	14,071,635
Advances	1,263,964	1,029,530				2,293,494
Financial assets held to maturity	3,700	17,822	285,363	916,287	2,144,949	3,368,121

Sub-total of assets	2,159,049	1,973,194	2,404,075	8,953,908	8,351,056	23,841,283
Liabilities
Amounts owed to credit institutions and to customers	129,812	32	6,699	53,511	40,044	230,098
Debt securities in issue		1,435,731	1,553,798	12,615,549	4,540,164	20,145,242
Deposits of guarantees received	1,682,498					1,682,498
Social Dividend Account	60,610					60,610

Sub-total of liabilities	1,872,921	1,435,763	1,560,496	12,669,059	4,580,208	22,118,448
Off-balance sheet
Financing commitments	(217,750)	(163,550)	(1,118,700)	(1,147,414)	(472,041)	(3,119,455)
Term financial instruments
To be received	98,645	1,467,025	1,736,938	10,559,300	1,210,146	15,072,054
To be paid	(117,435)	(1,150,917)	(1,317,695)	(8,999,568)	(1,254,761)	(12,840,376)

Sub-total of off-balance sheet	(236,540)	152,558	(699,457)	412,318	(516,656)	(887,777)

Total by maturity 2015	49,588	689,990	144,121	(3,302,833)	3,254,191	835,057

Each term financial instrument contract is simultaneously presented in the line “To be received” and in the line “To be paid” in the case of foreign exchange or currency swaps.

FINANCIAL STATEMENTS 2016

3. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

The operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes the legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee Recommendations and best practices, the Bank is committed to constantly assessing its operational risk and to implementing the appropriate mitigating measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the semi-annual Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management and the Directors of the Directorates, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective Directorates. The operational risk capital charge is calculated and presented in the quarterly risk management report.

In close cooperation with the various business lines, the Operational Risk Department is in charge of coordinating the day-to-day management of operational risks. The whole framework is centrally and electronically managed: the risks and their evaluation following a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including “near misses”, is also integrated in this tool in order to ensure the efficiency of the control framework and to complete the risk mapping and assessment.

In 2016, the Operational Risk Department implemented the reporting on permanent internal controls with the purpose of ensuring that the control framework is always adequate in terms of design and effectiveness. Effective as of 2017, each Directorate will report on a regular basis on the efficiency of its respective permanent control environment after performing tests on key controls covering the main risks. The results will be reported to the CORO.

The Operational Risk Department is also responsible for the modelling of all procedures, in collaboration with the business lines, in order to design a procedure and control map. A dedicated intranet site was implemented to give access to all procedures to all staff.

To hedge against a disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This plan comprises a crisis management plan, an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, as well as business line specific plans.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach (proposed under Basel II). The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to prudential equity.

At 31 December 2016, the operational risk capital charge amounted to € 24.8 million, stable compared to € 24.9 million at 31 December 2015.

4. Prudential framework

Following the review of the Financial & Risk Policy in 2016 approved by the Administrative Council, the ratios of the prudential framework have been adjusted. The key changes concern the management of interest rate risk through a balance sheet approach, liquidity risk by means of a liquidity curve approach and credit risk with the internal rating becoming the reference for the treasury activity.

The ratios and indicators are organised around six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange rate risk.

Capital

•	Capital adequacy ratio (CAR) measures, under the Standardised Approach, the Bank’s prudential equity versus total Risk-Weighted Assets (RWA). The Bank defines and monitors this ratio to ensure that it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market and operational risks. This ratio is calculated as follows:

Capital adequacy ratio =	Prudential equity
Risk weighted assets

- Prudential equity: paid-in capital, reserves and net profit
- Risk weighted assets: S [Exposure at Default x risk-weighted factor]

The CAR stood at 26.7% at the end of 2016 (2015: 26.3%), owing to an increase in RWA in the loan activity while RWA for the finance activity remain broadly stable.

The actual floor for this ratio is set at 10.5% of CEB’s RWA. Credit risk for the bulk of capital requirements stands at 96.7%, split among credit risk in the loan portfolio, i.e. 77.0%, and credit risk in finance operations, i.e. 19.7%.

FINANCIAL STATEMENTS 2016

•	Gearing ratio (GR) is the ratio of loans outstanding after swap and guarantees to own funds and establishes a volume ceiling (instead of a risk ceiling) to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark to other multilateral development banks’ volume of loans.

Gearing ratio =	Outstanding loans after swaps and guarantees
Own funds

- Own funds: subscribed capital, reserves and net profit

For a ceiling of 2.5 times of own funds, the Bank could lend up to € 19.3 billion. The ratio stood at 1.77 at the end of 2016 compared to 1.71 at the end of 2015 and has slightly increased in the last year owing to the increase in the loan portfolio offset by an equivalent development in own funds.

Leverage

•	Indebtedness ratio (IR) compares total debt outstanding after swap to prudential equity (Ep). Total debt outstanding includes debt evidenced by a security after swap, ECPs, bank advances and term deposit accounts, collaterals excluded. The limit is fixed at ten times Ep, i.e. € 28.7 billion. The ratio stands at 6.30 at the end of 2016 (2015: 6.17) showing a slight increase due to higher debt outstanding during 2016 despite gradually increasing equity.

•	Treasury asset ratio (TAR) compares total financial assets after swap to prudential equity. Total financial assets comprise the outstanding amounts in the securities portfolios (long-term, mid-term and short-term) after swap, bank deposits, repos, “nostro” accounts, collaterals excluded. The limit is fixed at four times the CEB’s prudential equity, i.e. € 11.5 billion. The ratio stood at 2.66 at 31 December 2016, up from 2.61 at 31 December 2015, owing to more fluctuating treasury assets despite of a steady increase in equity.

Liquidity

•	Short-Term Liquidity ratios measure the Bank’s capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gaps” between sources[2] (liquid assets) and uses[3] (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, the rating and the maturity. The minimum level of liquid assets is set at 100% of net liquidity requirements for each timeframe.

At 31 December 2016, the short-term liquidity ratio stood at: 601% for a one-month period (2015: 561%), 219% for a three-month period (2015: 223%), 149% for a six-month period (2015: 204%) and 153% for the one-year period (2015: 138%).

•	Self Sufficiency Period Ratio measures the time period during which the Bank is able to fulfil its stressed expected net cash outflows without access to the market for new funding and without the sale-repoing of assets. The floor is set out at > six months. The ratio reached 14 (months) at 31 December 2016.

Market Credit Risk

•	Minimum Internal Rating defines the minimum rating at purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal rating for short-term investments is > 7.0 (A-)[4] and for long-term investments is > 8.0 (A+). As of 31 December 2016 there were no counterparties/transactions at minimum rating below the defined threshold at purchase date.

Interest Rate Risk

•	Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR)) due to an interest rate shock of +/- 10 basis points. Its absolute value is fixed < 0.5% of own funds (MR), i.e. 15.5 million. The economic value sensitivity was € 8.8 million at 31 December 2016, therefore within its fixed limits.

Foreign Exchange Rate Risk

•	Spot Net Open Position[5] measures the total asset amount minus total liability amount in a foreign currency, including both on-and off-balance sheet positions. Its absolute value is fixed at < € 1 million per currency. The spot net open position in each currency was below the approved limit at 31 December 2016.

[2]	Sources of cash: drawdown of unrestricted cash and short-term inter-bank placements, repayment or sale of unencumbered high quality liquid securities and repayment of loans
[3]	Uses of cash: issues repayments, financing commitments disbursements and requirements to give back cash received as collateral on derivatives (collateral amounts)
[4]	For maturities below 3 months, the minimum internal rating may be 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term bonds and deposits
[5]	At the end of the month

FINANCIAL STATEMENTS 2016

NOTE C - Financial instruments at fair value through profit or loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not recognised by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit or loss” or “Financial liabilities at fair value through profit or loss”.

All the Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation techniques using observable parameters.

Following the application of IFRS 13 “Fair value measurement” the CEB adjusted its valuation methods related to:

•	credit risk of the counterparty within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);

•	its own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA);

•	its own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

At 31 December 2016, the CEB recorded a fair value adjustment of derivative instruments in the amount of € 959 thousand under assets for the DVA (31 December 2015: € 898 thousand) and of € 1 339 thousand under liabilities for the CVA (31 December 2015: € 1 478 thousand). These adjustments are recorded by counterparty of income statement. None of the debt securities in issue being accounted for at market value, the OCA amount equals to zero.

The following table represents the fair value of these financial instruments.

		In thousand euros
31 December 2016	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative instruments	9,769	(195)
Foreign exchange derivative instruments	1,469,318	(251,487)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	959
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1,339)

Total	1,480,046	(253,021)

Hedging derivative instruments
Interest rate derivative instruments	672,905	(511,271)
Foreign exchange derivative instruments	222,550	(109,512)

Total	895,455	(620,783)

		In thousand euros
31 December 2015	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative instruments	9,731	(46)
Foreign exchange derivative instruments	1,732,609	(121,712)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	898
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1,478)

Total	1,743,238	(123,236)

Hedging derivative instruments
Interest rate derivative instruments	614,612	(476,616)
Foreign exchange derivative instruments	279,286	(69,447)

Total	893,898	(546,063)

FINANCIAL STATEMENTS 2016

NOTE D - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values.

					In thousand euros
31 December 2016	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			648,960	648,960	648,960
Financial assets at fair value through profit or loss	1,480,046			1,480,046	1,480,046
Hedging derivative instruments	895,455			895,455	895,455
Available-for-sale financial assets		3,554,497		3,554,497	3,554,497
Loans and advances to credit institutions and to customers			16,521,883	16,521,883	16,521,883
Financial assets held to maturity			2,447,790	2,447,790	2,924,049

Total financial assets	2,375,501	3,554,497	19,618,633	25,548,631	26,024,890

Liabilites
Financial liabilities at fair value through profit or loss	253,021			253,021	253,021
Hedging derivative instruments	620,783			620,783	620,783
Amounts owed to credit institutions and to customers			178,536	178,536	178,536
Debt securities in issue			20,063,689	20,063,689	20,223,855
Social Dividend Account			63,143	63,143	63,143

Total financial liabilities	873,804		20,305,368	21,179,172	21,339,338

					In thousand euros
31 December 2015	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			476,467	476,467	476,467
Financial assets at fair value through profit or loss	1,743,238			1,743,238	1,743,238
Hedging derivative instruments	893,898			893,898	893,898
Available-for-sale financial assets		3,571,468		3,571,468	3,571,468
Loans and advances to credit institutions and to customers			15,709,730	15,709,730	15,709,730
Financial assets held to maturity			2,669,603	2,669,603	3,100,385

Total financial assets	2,637,136	3,571,468	18,855,800	25,064,404	25,495,186

Liabilites
Financial liabilities at fair value through profit or loss	123,236			123,236	123,236
Hedging derivative instruments	546,063			546,063	546,063
Amounts owed to credit institutions and to customers			229,831	229,831	229,831
Debt securities in issue			19,530,246	19,530,246	19,506,849
Social Dividend Account			60,610	60,610	60,610

Total financial liabilities	669,299		19,820,687	20,489,986	20,466,589

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories has been pledged in 2016 and 2015.

FINANCIAL STATEMENTS 2016

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement” the CEB adjusted its risk valuation methods by including counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank’s financial assets and liabilities are grouped in a three-level hierarchy reflecting the reliability of their valuation basis.

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets.

Level 2: financial instruments measured using valuation techniques based on observable parameters.

Level 3: financial instruments measured using valuation techniques that include unobservable parameters. This level includes:

•	debt securities in issue containing embedded derivatives in level 3, for which there is no market price available. They were valued at par.

•	derivative instruments covering structured issues whose valuation requires complex models and is notably sensitive to unobservable market data.

•	loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net carrying value.

Financial instruments, measured at their fair values, are presented in the table below:

				In thousand euros
31 December 2016	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	648,960			648,960
Financial assets at fair value through profit or loss		1,480,046		1,480,046
Hedging derivative instruments		895,455		895,455
Available-for-sale financial assets	2,740,181	814,316		3,554,497
Loans and advances to credit institutions and to customers			16,521,883	16,521,883
Financial assets held to maturity	2,916,416	7,633		2,924,049

Total financial assets	6,305,557	3,197,450	16,521,883	26,024,890

Liabilities
Financial liabilities at fair value through profit or loss		253,021		253,021
Hedging derivative instruments		620,783		620,783
Amounts owed to credit institutions and to customers	85,203	93,333		178,536
Debt securities in issue	19,441,365	782,490		20,223,855
Social Dividend Account	63,143			63,143

Total financial liabilities	19,589,711	1,749,627		21,339,338

				In thousand euros
31 December 2015	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	476,467			476,467
Financial assets at fair value through profit or loss		1,743,238		1,743,238
Hedging derivative instruments		893,898		893,898
Available-for-sale financial assets	2,616,723	954,745		3,571,468
Loans and advances to credit institutions and to customers			15,709,730	15,709,730
Financial assets held to maturity	3,092,782	7,603		3,100,385

Total financial assets	6,185,972	3,599,484	15,709,730	25,495,186

Liabilities
Financial liabilities at fair value through profit or loss		123,236		123,236
Hedging derivative instruments		546,063		546,063
Amounts owed to credit institutions and to customers	129,812	100,019		229,831
Debt securities in issue	18,872,412	634,437		19,506,849
Social Dividend Account	60,610			60,610

Total financial liabilities	19,062,834	1,403,755		20,466,589

FINANCIAL STATEMENTS 2016

NOTE F - Offsetting financial assets and financial liabilities

At 31 December 2016, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7.

				In thousand euros
31 December 2016	Net amounts of financial assets and liabilities	Cash received as collateral	Securities received as collateral	Net amounts
Assets
Loans	14,093,830		(761,688)	13,332,142
Derivative instruments	2,375,501	(1,371,200)	(216,022)	788,279
Other assets not subject to offsetting	9,133,434			9,133,434

Total assets	25,602,765	(1,371,200)	(977,710)	23,253,855

Liabilities
Derivative instruments	873,804			873,804
Deposits of guarantees received	1,371,008	(1,371,200)		(192)
Other liabilities not subject to offsetting	20,546,052			20,546,052

Total liabilities	22,790,864	(1,371,200)		21,419,664

				In thousand euros
31 December 2015	Net amounts of financial assets and liabilities	Cash received as collateral	Securities received as collateral	Net amounts
Assets
Loans	13,415,871		(735,484)	12,680,387
Derivative instruments	2,637,136	(1,682,654)	(237,010)	717,472
Other assets not subject to offsetting	9,063,418			9,063,418

Total assets	25,116,425	(1,682,654)	(972,494)	22,461,277

Liabilities
Derivative instruments	669,299			669,299
Deposits of guarantees received	1,682,498	(1,682,654)		(156)
Other liabilities not subject to offsetting	20,053,132			20,053,132

Total liabilities	22,404,929	(1,682,654)		20,722,275

FINANCIAL STATEMENTS 2016

NOTE G - Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

		In thousand euros
Breakdown of loans by category of borrower	12/31/2016	12/31/2015

Loans to credit institutions
Loans	7,974,462	7,701,898
Interest receivable	15,242	17,606
Unpaid receivables (*)		1,479
Depreciation of loans to credit institutions (*)		(1,879)

Sub-total	7,989,704	7,719,104

Loans to customers
Loans	5,740,469	5,369,818
Interest receivable	22,207	20,847

Sub-total	5,762,676	5,390,665

Value adjustment of loans hedged by derivative instruments	341,450	306,102

Total loans	14,093,830	13,415,871

Other advances
Advances repayable on demand	6,474	222,502
Advances with agreed maturity dates or periods of notice	2,423,243	2,071,674

Sub-total	2,429,717	2,294,176

Interest receivable	(1,664)	(317)

Total other advances	2,428,053	2,293,859

(*)	All accounting elements (receivables and provisions) of the counterparty concerned were written-off in 2016.

At 31 December 2016, loans are guaranteed up to the amount of € 6.2 billion (31 December 2015: € 5.9 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2016

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrowers’ country location, whether subsidised or not by the Social Dividend Account, is included in the table below.

						In thousand euros
	Outstanding				Financing commitments
Breakdown by borrowers’ country location	12/31/2016%		12/31/2015%		12/31/2016	12/31/2015

Spain	1,907,831	13.91	1,635,056	12.51	129,000	40,000
Poland	1,743,824	12.71	1,893,940	14.49	461,360	199,266
France	1,475,798	10.76	1,269,594	9.71	444,930	308,500
Turkey	1,434,491	10.46	1,298,483	9.93	179,289	432,789
Hungary	868,866	6.34	916,760	7.01	86,600	62,500
Belgium	867,688	6.33	883,266	6.76	130,000	160,000
Romania	811,911	5.92	860,410	6.58	348,889	305,089
Slovak Republic	587,700	4.29	315,517	2.41	204,500	507,000
Cyprus	548,152	4.00	577,328	4.42	156,049	142,049
Germany (1)	530,077	3.86	601,700	4.60	625,000	45,000
Czech Republic	378,287	2.76	285,134	2.18	95,000	85,012
Croatia	337,516	2.46	287,436	2.20	34,030	82,464
Italy (2)	305,670	2.23	311,727	2.38	75,000
Finland	287,306	2.09	308,292	2.36	150,000	30,000
Portugal	233,746	1.70	213,250	1.63	84,000	115,000
Ireland	184,205	1.34	124,996	0.96	285,000
Lithuania	165,698	1.21	164,488	1.26	60,000	70,000
Denmark	160,000	1.17	173,333	1.33
Iceland	155,141	1.13	176,266	1.35
Serbia	108,256	0.79	101,480	0.78	117,911	113,661
Bulgaria	107,142	0.78	106,850	0.82	122,500	17,500
Albania	97,834	0.71	103,492	0.79	42,980	44,480
Slovenia	87,604	0.64	93,949	0.72	40,000	40,000
“the former Yugoslav Republic of Macedonia”	81,899	0.60	76,280	0.58	163,580	173,277
Bosnia and Herzegovina	64,187	0.47	67,643	0.52	67,000	67,850
Sweden	56,200	0.41	56,200	0.43
Latvia	35,300	0.26	59,340	0.45
Moldova (Republic of)	26,948	0.20	24,709	0.19	52,741	55,769
Montenegro	19,677	0.14	14,829	0.11	17,100	22,250
Malta	17,650	0.13	27,750	0.21
Estonia	17,146	0.13	20,239	0.15
Georgia	11,181	0.08	21,979	0.17

Total	13,714,930	100.00	13,071,716	100.00	4,172,458	3,119,455

(1)	of which € 97 million outstanding in favour of target countries as at 31 December 2016 (31 December 2015 : € 120 million)
(2)	of which € 152 million outstanding in favour of target countries as at 31 December 2016 (31 December 2015 : € 199 million)

FINANCIAL STATEMENTS 2016

Loans outstanding and financing commitments by sector of action

						In thousand euros
	Outstanding				Financing commitments
Breakdown by sector-based activities	12/31/2016%		12/31/2015%		12/31/2016	12/31/2015

Strengthening social integration
Aid to refugees, migrants and displaced populations	167,078		160,326		132,000	134,000
Social housing for low-income persons	2,148,547		2,197,057		894,589	146,347
Improvement of living conditions in urban and rural areas	1,798,342		1,779,434		359,596	409,595

Sub-total	4,113,967	30	4,136,817	31	1,386,185	689,942

Managing the environment
Natural or ecological disasters	762,986		713,069		574,039	358,622
Protection of the environment	2,080,002		2,012,139		465,298	523,423
Protection and rehabilitation of historic and cultural heritage	127,396		142,082		19,700	24,700

Sub-total	2,970,384	22	2,867,290	22	1,059,037	906,745

Supporting public infrastructure with a social vocation
Education and vocational training	1,607,217		1,468,212		695,457	510,242
Health	116,598		139,064		426,880	308,633
Infrastructure of administrative and judicial public services	1,086,345		961,420		126,380	113,500

Sub-total	2,810,160	20	2,568,696	20	1,248,717	932,375

Supporting micro, small and medium-sized entreprises
Supporting micro, small and medium-sized entreprises (MSMEs)	3,820,419		3,498,913		478,519	590,393

Sub-total	3,820,419	28	3,498,913	27	478,519	590,393

Total	13,714,930	100	13,071,716	100	4,172,458	3,119,455

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location.

				In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers’ country location	31/12/2016	31/12/2015	12/31/2016	12/31/2015

Turkey	360,000	280,000	140,000	220,000
Poland	188,463	169,548	61,388	84,000
Romania	178,951	212,942	9,621	12,621
Albania	90,401	97,143	27,200	28,700
Hungary	49,280	69,780
Bosnia and Herzegovina	40,338	39,310	64,500	67,850
Moldova (Republic of)	26,828	24,709	3,861	6,769
Serbia	19,062	22,322
Croatia	18,622	21,256	34,030
“the former Yugoslav Republic of Macedonia”	9,847	9,147	15,003	16,203
Bulgaria	7,199	8,047
Lithuania	1,448	2,896

Total	990,440	957,100	355,603	436,143

The interest rate subsidies are presented in the Note K.

FINANCIAL STATEMENTS 2016

NOTE H - Tangible and intangible assets

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total

Gross book value
At 1 January 2016	36,344	20,977	7,016	8,830	73,167
Additions		1,586	411	3,104	5,101
Other movements		(8,168)	27		(8,141)

At 31 December 2016	36,344	14,395	7,454	11,934	70,127

Depreciation
At 1 January 2016		(16,086)	(5,589)	(4,994)	(26,669)
Charge for the year		(898)	(715)	(1,293)	(2,906)
Other movements		8,141			8,141

At 31 December 2016		(8,843)	(6,304)	(6,287)	(21,434)

Net book value

At 31 December 2016	36,344	5,552	1,150	5,647	48,693

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total

Gross book value
At 1 January 2015	36,344	20,280	6,344	7,003	69,971
Additions		718	651	1,827	3,196
Other movements		(21)	21

At 31 December 2015	36,344	20,977	7,016	8,830	73,167

Depreciation
At 1 January 2015		(14,974)	(4,864)	(3,964)	(23,802)
Charge for the year		(1,112)	(725)	(1,030)	(2,867)

At 31 December 2015		(16,086)	(5,589)	(4,994)	(26,669)

Net book value

At 31 December 2015	36,344	4,891	1,427	3,836	46,498

NOTE I - Other assets and other liabilities

	In thousand euros
	12/31/2016	12/31/2015

Other assets
Prepaid expenses	2,984	2,458
Sundry debtors	2,367	2,312
Subscribed, called and unpaid capital and reserves to be received		717
Sundry assets	90	36

Total	5,441	5,523

Other liabilities
Deposits of guarantees received (*)	1,371,008	1,682,498
Sundry creditors	3,807	3,818
Sundry liabilities	4,115	2,079

Total	1,378,930	1,688,395

(*)	The Bank benefits from guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2016, the CEB received € 1.4 billion of guarantees in form of deposits (31 December 2015: € 1.7 billion) and € 977.7 million in form of securities (31 December 2015: € 972.5 million).

FINANCIAL STATEMENTS 2016

NOTE J - Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros
	12/31/2016	12/31/2015
Amounts owed to credit institutions and to customers
Interest-bearing accounts	85,203	129,812
Borrowings and term deposits	93,333	100,000
Interest payable		19

Total	178,536	229,831

Debt securities in issue
Bonds	19,221,559	18,641,206
Interest payable	246,446	241,448
Value adjustment of debt securities in issue hedged by derivative instruments	595,684	647,592

Total	20,063,689	19,530,246

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils a role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2016, the Bank managed 35 interest-bearing accounts (2015: 39) with a total balance of € 85.2 million (2015: € 129.8 million). The resources on these accounts amount to € 349.4 million (2015: € 388.6 million) while disbursements stand at € 264.2 million (2015: € 258.7 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB distributed according to two categories:

•	Programmes/Instruments funded by donor countries,

•	Programmes/Instruments funded entirely or mainly by the European Union.

In thousand euros
	Resources(1)	Disbursements(2)	Balance 31/12/2016	Commitments to be received(3)	Commitments to be paid(3)
Programmes/Instruments funded by donor countries	43,440	(33,298)	10,142	1,000	(6,675)
Programmes/Instruments funded entirely or mainly by the European Union	305,919	(230,858)	75,061	47,425	(101,888)

Total	349,359	(264,156)	85,203	48,425	(108,563)

In thousand euros
	Resources(1)	Disbursements(2)	Balance 31/12/2015	Commitments to be received(3)	Commitments to be paid(3)
Programmes/Instruments funded by donor countries	35,876	(23,492)	12,384		(6,935)
Programmes/Instruments funded entirely or mainly by the European Union	352,681	(235,253)	117,428	53,115	(110,723)

Total	388,557	(258,745)	129,812	53,115	(117,658)

(1)	Consists of contributions received from donors and accrued interest
(2)	Consists of grants disbursed to projects, fees and funds returned to donors
(3)	The commitments to be received and to be paid refer to on-going projects only

FINANCIAL STATEMENTS 2016

The table below presents the detail of the interest-bearing accounts distributed according to the same three categories:

In thousand euros
Programme/Instrument and focus of support	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2016	Balance 31/12/2015

Programmes/Instruments funded by donor countries

Special Account Sweden: state prison in Bosnia and Herzegovina	Embassy of Sweden	2010	2,177	(2,177)		2,090

Norway Trust Account: social and economic reforms in the Western Balkans countries	Norway	2003	3,204	(3,157)	47	104

Human Rights Trust Fund: consolidation of the Rule of Law and the European system of human rights protection in Europe	Finland, Germany, Netherlands, Norway, Switzerland, United Kingdom	2008	14,140	(13,845)	295	1,452

Spanish Social Cohesion Account: social cohesion in Europe	Spain	2009	2,044	(1,664)	380	556

Migrant and Refugee Fund	Albania, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Sweden, EIB, CEB	2015	20,875	(12,415)	8,460	8,182

Slovak Inclusive Growth Account	Slovak Republic	2016	1,000	(40)	960

Sub-total Programmes/Instruments funded by donor countries			43,440	(33,298)	10,142	12,384

Programmes/Instruments funded entirely or mainly by the European Union

Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)

EU Contribution - F/P 1688 BA State Prison: state prison in Bosnia and Herzegovina - 1st contribution	European Union	2009	4,088	(4,088)		1

EU Contribution - F/P 1688 BA State Prison: state prison in Bosnia and Herzegovina - 2nd contribution	European Union	2015	5,150	(5,150)

IPF 2008 Municipal Window Special Account: investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the Instrument for Pre-Accession Assistance (IPA)	European Union	2009	13,263	(13,180)	83	83

IPA 2009 Rural Roads Albania Special Account: rural roads in Albania	European Union	2010	9,176	(8,591)	585	2,719

IPA 2009 Water Supply Kamza Albania Special Account: water supply and sewerage systems in Albania	European Union	2010	5,562	(5,498)	64	2,493

WBIF: communal infrastructure in Albanian Alps area	European Union Other Donors	2014	1,000	(150)	850	1,000

WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2014	1,200	(907)	293	691

WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1,430	(231)	1,199	1,373

Energy Efficiency Finance Facility

Energy Efficiency Finance Facility 2007 Special Account: environmental protection and energy efficiency in Bulgaria, Croatia, Romania and Turkey with a focus on countries under the Instrument for Pre-Accession Assistance (IPA)	European Union	2008	7,930	(7,458)	472	2,801

FINANCIAL STATEMENTS 2016

	In thousand euros
Programme/Instrument and focus of support	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2016	Balance 31/12/2015

Eastern Europe Energy Efficiency and Environment Partnership (E5PR)

Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016

EU Municipal Finance Facility

EU Municipal Finance Facility Special Account	European Union	2004	15,409	(15,409)		39

European Local Energy Assistance Facility (ELENA)

CEB-ELENA 2012	European Union	2012	1,000	(627)	373	943

SME Finance Facility

EC Contribution Fund Phare Account	European Union	2001	53,027	(53,027)		2,878
SME Finance Facility 2002 Special Account	European Union	2004	15,984	(15,984)		126
SME Finance Facility 2003 Special Account	European Union	2005	16,307	(16,307)		2,528
SME Finance Facility 2005 Special Account	European Union	2006	9,526	(9,526)		98

Accounts linked to the Regional Housing Programme (RHP)

RHP Fund Regional Account: Regional Housing Programme in Bosnia and Herzegovina, Croatia, Montenegro and Serbia	United States of America, Turkey, European Union	2012	38,930	(22,244)	16,686	29,734
RHP Fund Sub-Regional Account: Regional Housing Programme in Bosnia and Herzegovina, Montenegro and Serbia	Denmark, Luxembourg, Norway, Switzerland	2012	13,194	(8,509)	4,685	8,907
RHP Fund Country Account - BiH: Regional Housing Programme in Bosnia and Herzegovina	Germany, Italy, European Union	2012	39,000	(9,090)	29,910	34,796
RHP Fund Country Account - Croatia: Regional Housing Programme in Croatia	European Union	2013	9,303	(7,428)	1,875	5,825
RHP Fund Country Account - Serbia: Regional Housing Programme in Serbia	European Union	2013	22,000	(9,476)	12,524	13,916
RHP Fund Country Account - Montenegro: Regional Housing Programme in Montenegro	European Union	2013	2,038	(1,063)	975	838
RHP Implementation: implementation of the Regional Housing Programme and technical assistance (2nd phase)	European Union	2013	21,194	(16,849)	4,345	5,485
Special Account RHP Rep of Cyprus: costs linked to the Regional Housing Programme	Cyprus	2012	50	(1)	49	49
Special Account RHP Romania: costs linked to the Regional Housing Programme	Romania	2012	50	(50)		1
Special Account RHP Slovak Republic: costs linked to the Regional Housing Programme	Slovak Republic	2012	40	(3)	37	37
Special Account RHP Czech Republic: costs linked to the Regional Housing Programme	Czech Republic	2013	38	(11)	27	38
Special Account RHP Hungary: costs linked to the Regional Housing Programme	Hungary	2014	30	(1)	29	29

Sub-total Programmes/Instruments funded entirely or mainly by the European Union			305,919	(230,858)	75,061	117,428

Total Interest-bearing accounts			349,359	(264,156)	85,203	129,812

FINANCIAL STATEMENTS 2016

NOTE K - Social Dividend Account

The SDA is used to finance four types of grants:

•	interest rate subsidies on loans granted by the Bank,

•	guarantees to support the Bank’s financing of high social impact projects,

•	technical assistance within the framework of projects financed by the CEB,

•	grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 million each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

At 31 December 2016, the breakdown of these sub-accounts is the following:

In thousand euros
SDA windows	12/31/2016	31/12/2015
Subsidies on loans approved	27,093	31,490
Available for subsidy	2,835	2,205

Interest rate subsidies on loans	29,928	33,695
Guarantees on loans approved	7,535	5,535
Available for guarantees	9,622	8,556

Loan guarantees	17,157	14,091
Approvals for technical assistance	4,356	5,184
Available for technical assistance	6,752	5,707

Technical assistance	11,108	10,891
Approved grant contributions
Available for grant contributions	4,950	1,933

Grant contributions	4,950	1,933

Total	63,143	60,610

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank’s annual profit is allocated

b)	voluntary contributions from the Bank’s member states, upon approval by the Administrative Council

c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

In 2016, member states allocated € 7 million to the SDA out of the previous year’s profit. The funds were allocated as follows: € 3 million to the Loan guarantees window, € 3 million to the Grant contributions window and € 1 million to the Technical Assistance window.

FINANCIAL STATEMENTS 2016

NOTE L - Provisions

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2016 based on individual data as at 30 June 2016.

The following is the financial situation with respect the post-employment benefits:

In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2016	183,440	43,108	226,548
Service cost	11,155	3,313	14,468
Interest cost related to discounted commitments	3,728	761	4,489

Book charge for the year	14,883	4,074	18,957
Changes in actuarial differences for the year	903	(10,891)	(9,988)
Benefits paid	(2,175)	(579)	(2,754)

Provision as at 31 December 2016	197,051	35,711	232,762

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2016	67,691	18,333	86,024
Actuarial differences from liabilities for the year - impact of data	903	(620)	283
Actuarial differences from liabilities for the year - impact of assumptions		(10,319)	(10,319)

Sub-total	903	(10,939)	(10,036)

Balance as at 31 December 2016	68,594	7,394	75,988

In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2015	194,249	45,078	239,327
Service cost	11,339	3,156	14,495
Interest cost related to discounted commitments	3,203	746	3,949

Book charge for the year	14,542	3,902	18,444
Changes in actuarial differences for the year	(23,373)	(5,210)	(28,583)
Benefits paid	(1,978)	(662)	(2,640)

Provision as at 31 December 2015	183,440	43,108	226,548

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2015	91,064	23,582	114,646
Actuarial differences from liabilities for the year - impact of data	5,352	750	6,102
Actuarial differences from liabilities for the year - impact of assumptions	(28,725)	(5,999)	(34,724)

Sub-total	(23,373)	(5,249)	(28,622)

Balance as at 31 December 2015	67,691	18,333	86,024

FINANCIAL STATEMENTS 2016

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2016	2015
Interest discount rate	2.00%	2.00%
Inflation rate	1.75%	1.75%
Pensions revaluation rate	1.75%	1.75%
Salary increase rate	3.50%	3.50%
Medical care employer’s contribution rate	6.28%	5.96%
Average duration	23.89	23.32

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated at 31 December 2016, as well as the service cost, the interest cost and the estimated benefits for the year 2017, calculated based on a change of the discount rate assumption of +/- 0.25%:

					In thousand euros
Pension scheme	PBO 31/12/2016	Service cost 2017	Interest cost on PBO 2017	Estimated benefits 2017	PBO 31/12/2017
Discount rate +0.25%	186,729	9,719	4,163	(3,423)	197,188
Discount rate -0.25%	208,164	11,107	3,613	(3,423)	219,461

At 31 December 2016, an increase in the discount rate of 0.25% would have resulted in a decrease of the pension commitment of 5.2%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 5.6% at that date.

					In thousand euros
Other post-employment benefits	PBO 31/12/2016	Service cost 2017	Interest cost on PBO 2017	Estimated benefits 2017	PBO 31/12/2017
Discount rate +0.25%	33,727	1,906	749	(854)	35,528
Discount rate -0.25%	37,857	2,199	655	(854)	39,857

At 31 December 2016, an increase in the discount rate of 0.25% would have resulted in a decrease of the commitment relating to other post-employment benefits of 5.6%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 6.0% at that date.

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the Bank.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

•	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

•	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organised around various ratios (see chapter 4 in note B).

FINANCIAL STATEMENTS 2016

Capital breakdown by member state is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total 2016	5,472,219	4,859,802	612,417	100.000%

Total 2015	5,472,219	4,859,802	612,417

The earnings per participating certificate for 2016 amount to € 19.17 (€ 23.21 for 2015).

FINANCIAL STATEMENTS 2016

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note P).

Interest income and expenses from fair value hedging derivatives are shown with the income and expenses arising from those items for which they provide risk coverage.

					In thousand euros
	2016			2015
	Income	Expenses	Net	Income	Expenses	Net
Available-for-sale financial assets
Securities transactions	36,526	(1,430)	35,096	41,673		41,673
Hedging derivatives	11,011	(44,176)	(33,165)	15,141	(45,818)	(30,677)

Sub-total	47,537	(45,606)	1,931	56,814	(45,818)	10,996

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	151,241		151,241	169,633		169,633
Hedging derivatives	19,940	(124,421)	(104,481)	30,694	(125,976)	(95,282)
Advances	6,373	(11,583)	(5,210)	1,468	(4,749)	(3,281)

Sub-total	177,554	(136,004)	41,550	201,795	(130,725)	71,070

Financial assets held to maturity
Securities transactions	85,072		85,072	92,209		92,209

Sub-total	85,072		85,072	92,209		92,209

Amounts owed to credit institutions and to customers
Deposits		(13)	(13)		(134)	(134)
Interest-bearing accounts	4,075	(928)	3,147	2,066	(237)	1,829

Sub-total	4,075	(941)	3,134	2,066	(371)	1,695

Debt securities in issue
Bonds		(369,985)	(369,985)		(456,171)	(456,171)
Hedging derivatives	417,026	(14,092)	402,934	480,504	(29,394)	451,110

Sub-total	417,026	(384,077)	32,949	480,504	(485,565)	(5,061)

Other interest expenses and similar charges		(4,489)	(4,489)		(3,949)	(3,949)

Interest margin	731,264	(571,117)	160,147	833,388	(666,428)	166,960

FINANCIAL STATEMENTS 2016

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in central and eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

		In thousand euros
Breakdown by borrowers’ country location	2016	2015
Poland	19,919	25,513
Turkey	19,534	20,314
Romania	17,440	19,259
Hungary	10,033	11,340
Croatia	7,543	8,600
Lithuania	4,986	4,990
Cyprus	4,830	6,070
Slovak Republic	3,441	1,793
Albania	2,491	2,649
Serbia	1,458	1,727
Bosnia and Herzegovina	1,249	1,310
Malta	1,076	1,556
Latvia	1,007	1,175
Moldova (Republic of)	778	794
“the former Yugoslav Republic of Macedonia”	764	858
Bulgaria	713	968
Slovenia	621	1,016
Estonia	544	634
Czech Republic	388	727
Georgia	324	183
Montenegro	124	121

Sub-total target countries	99,263	111,597

Belgium	21,154	21,815
Spain	8,958	10,913
Germany	6,793	7,053
Portugal	5,346	5,509
France	4,553	5,543
Italy	1,760	2,488
Iceland	1,327	1,405
Ireland	1,243	1,349
Finland	156	441
Sweden	77	214
Denmark		1

Sub-total other countries	51,367	56,731

Target countries through other countries	611	1,305

Total	151,241	169,633

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2016

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note N).

		In thousand euros
	2016	2015
Net result from fair value hedging instruments	(77,148)	(70,395)
Revaluation of hedged items attributable to hedged risks	77,442	69,992
Result from financial instruments at fair value through profit or loss	(6,738)	9,330
Revaluation of exchange positions	164	80
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	61	(177)
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	140	(135)

Total	(6,079)	8,695

NOTE Q - General operating expenses

		In thousand euros
	2016	2015
Staff costs
Wages and salaries	22,262	21,212
Social charges and pension costs	13,380	13,923
Other general operating expenses	10,049	9,874

Total	45,691	45,009

At 31 December 2016, the Bank staff was composed of: 3 appointed officials (Governor and Vice-Governors) and 197 professional staff. At 31 December 2015: 3 appointed officials (Governor and Vice-Governors) and 193 professional staff.

NOTE R - Cost of risk

The cost of risk includes the impairment charge for inherent credit risk in the Bank’s activity.

In 2016, the CEB did not record any new depreciation, as in 2015.

All receivables with one counterparty, entirely depreciated in 2008, were written-off in 2016. An amount of € 93 thousand was recovered and recorded in cost of risk.

NOTE S - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2016 and the closing date of the accounts by the Governor on 27 February 2017.